Ruane, Cunniff & Goldfarb, Inc.,

                       Ruane, Cunniff & Goldfarb, LLC and

                               Sequoia Fund, Inc.


                                 Code of Ethics
                                 --------------


                 (Amended and Restated as of December 13, 2004)

1.   Introduction

     Ruane, Cunniff & Goldfarb, Inc. ("Ruane Cunniff"), the Sequoia Fund, Inc. (the "Fund") and Ruane Cunniff & Goldfarb, LLC, the Fund's distributor, (the "Distributor") believe that adherence to the highest ethical standards is essential to maintaining the continuing confidence of its clients. Therefore, Ruane Cunniff, the Fund and the Distributor adopt the following Code of Ethics (the "Code") and Policies for Preventing Insider Trading (the "Insider Trading Policy") to establish procedures designed to address potential conflicts of interest resulting from the personal securities trading of employees, officers and directors of Ruane Cunniff, the Fund and the Distributor (collectively, "Covered Persons").

2.   Definitions


     The following definitions of underlined terms apply for purposes of the Code and the Insider Trading Policy in addition to the definitions contained elsewhere herein.

     (a)  "Advisers Act" means the Investment Advisers Act of 1940, as amended.

     (b) "Beneficial Ownership" means ownership by any person who has or shares a direct or indirect financial interest in a Covered Security.

     (c) "Client" means any person or entity for which Ruane Cunniff provides advisory services and for which Ruane Cunniff receives an advisory fee. Independent Directors of the Fund who have Personal Accounts managed by Ruane Cunniff shall not be treated as "Clients" under the Code and the Insider Trading Policy.

     (d)  "Company Act" means the Investment Company Act of 1940, as amended.

     (e) "Covered Security" means the instruments commonly known as securities (as set forth in Section 2(a)(36) of the Company Act) and includes any derivative of a security, commodities, options or forward contracts, but does not include shares of open-end investment companies registered under the Company Act (other than those for whom Ruane Cunniff acts as an investment adviser or the Distributor acts as principal underwriter), direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short term debt instruments, including repurchase agreements.

     (f)  "Designated Supervisory Person" refers to Joe Quinones.

     (g)  "Head of Trading" refers to Jim Berkery.

     (h) "Initial Public Offering" or "IPO" means an offering of securities registered under the Securities Act of 1933 (the "1933 Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of the Securities Exchange Act of 1934.

     (i) "Insider Trading Policy" means the "Policies for Preventing and Detecting Insider Trading" adopted by Ruane Cunniff.

     (j) "Limited Offering" means an offering that is exempt from registration under the 1933 Act.

     (k) "Personal Account" means an account in which a Covered Person has any Beneficial Ownership. The Covered Person's Personal Accounts include accounts of:

          (i) the Covered Person's spouse (other than a legally separated or divorced spouse) or minor children,

          (ii) any person who resides with the Covered Person, and

         (iii) any other account (except a Client account) managed by the Covered Person.

          Notwithstanding the above, for purposes of this Code, Acacia Partners, L.P., Acacia Partners II, L.P and Acacia Institutional Partners, L.P. will not be treated as "Personal Accounts".

     (l) "Purchase" or "sale" of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security.

     (m) A Covered Security is "Under Active Consideration" for purchase or sale when it is subject to active analytical review in anticipation of developing or refining an investment opinion or it may be a candidate to be purchased or sold at or about at the current market price on behalf of a Client as determined by the Head of Trading.

3.   Objectives of the Code

     (a)  The  Code  is  designed  to  ensure  that  the   personal   securities
          transactions of Covered Persons are conducted in accordance with the following standards:

          (i)  A duty at all times to place first the interests of Clients;

          (ii) The requirement that all personal securities transactions be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's responsibility and position of trust; and

         (iii) The   fundamental   standard   that  Covered   Persons  not  take
               inappropriate advantage of their positions.

          (iv) The fundamental standard that all Covered Persons must comply with the federal securities laws

     (b) Prohibited Conduct. Even if a transaction is otherwise permitted by the Code, all Covered Persons are prohibited from:

          (i)  acting in any manner to defraud any Client;

          (ii) making to any Client, to the Head of Trading or to a Designated Supervisory Person any untrue statement of a material fact or omitting to state to such person a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

         (iii) engaging in any act, practice or course of business which does or could defraud or deceive any Client;

          (iv) engaging in any manipulative practice with respect to any Client; or

          (v) revealing to any other person (except in the normal course of his or her duties on behalf of a Client) any information regarding securities transactions by any Client or the consideration by any Client or Ruane Cunniff of any such securities transactions.

4.   Personal Trading Restrictions and Procedures

     (a) Transactions in Covered Securities must be effected in accordance with the following provisions:

          (i) Preclearance. Generally, all personal transactions in Covered Securities must be precleared. The Head of Trading (assuming that he has no personal interest in the subject transaction, if so, then a Designated Supervisory Person [or any qualified and properly registered assistant trader]) may approve the transaction if he concludes that the transaction is not likely to have any adverse economic impact on a Client. A preclearance request is made by completing the "Preclearance Request," a copy of which is attached.

          (ii) Black Out Period. - Preclearance requests will not be granted if there is a pending buy or sell order in that same Covered Security for any Client or if the Covered Security is Under Active Consideration for purchase or sale on behalf of a Client.

         (iii) Two-Day Waiting Period. Once a Covered Security is no longer Under Active Consideration for purchase or sale by a Client, Covered Persons may be permitted to buy or sell that Covered Security after a waiting period of two business days. The two day waiting period may be waived, in the sole discretion of the Head of Trading or a Designated Supervisory Person, under the following circumstances: (a) if an order by a Covered Person to purchase or sell a Covered Security would represent less than 5% of the average daily market trading volume for that Covered Security for the preceding three months (as determined and documented by the Head of Trading) and (b) if the Covered Person's order is a sell order, all Client orders within the prior two business days have been sell orders and no Client currently owns such Covered Security. In the event a decision is made to waive the waiting period, the basis of the decision must be reflected in writing on the approval form.

          (iv) Commingling of Covered Person Trades with Client Trades. Orders for Clients and Covered Persons for Covered Securities may not be commingled unless the Head of Trading has determined that commingling would not disadvantage any Client.

          (v) Board Service. Covered Persons who serve on the board of a publicly traded company or who have a material business relationship involving a Covered Security Under Active Consideration must disclose such board service or business relationship to the Head of Trading before recommending the purchase or sale of an affected Covered Security.

     (b) Personal transactions involving shares of the Fund are subject to the preclearance requirements in Section 4(a) of the Code.

5.   Exempted Transactions

     (a) The requirements of Section 4(a)(i) through (iv) of the Code do not apply to:

          (i) purchases or sales of Covered Securities that are non-volitional on the part of either a Covered Person or a Client or are pursuant to an automatic reinvestment plan, such as a dividend reinvestment plan; and

          (ii) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of the issuer's securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

     (b) Shareholders of Ruane Cunniff and Members of the Distributor. A shareholder of Ruane Cunniff or a member of the Distributor who is not an employee, officer or director of Ruane Cunniff or a member, officer or manager of the Distributor, shall not be subject to the provisions of this Code unless the shareholder owns 25% or more of the outstanding voting securities of Ruane Cunniff or the Distributor, as appropriate.

6.   Reporting

     (a) Personal Accounts to be maintained at Neuberger Berman. Personal Accounts should be maintained at Neuberger Berman, LLC ("Neuberger
          Berman"). Neuberger Berman will provide monthly reports to Ruane Cunniff regarding Covered Person trading. Each Covered Person who maintains a Personal Account at a broker other than Neuberger Berman must receive written approval for such account from the Designated Supervisory Person and must direct the broker to submit to the Designated Supervisory Person a duplicate copy of the confirmation of each personal transaction in Covered Securities in such Personal Account and a copy of the Covered Person's monthly or quarterly statements for the account. All such statements must be received by Ruane Cunniff, the Distributor or the Fund, as applicable, within 30 days after the close of the month or quarter covered by such statement.

     (b) Statement of Security Ownership. Covered Persons must, within ten (10) days of commencement of employment with Ruane Cunniff, the Distributor or the Fund, and annually thereafter, submit a statement to the Designated Supervisory Person listing all of the (i) the title and type, the exchange ticker symbol or CUSIP number (if applicable), number of shares and principal amount of Covered Securities in which the Covered Person has any Beneficial Ownership, (ii) business activities in which the Covered Person has a significant role (including any service as a director of a publicly traded company) and
          (iii) the names of the brokerage firms or banks where the Covered Person maintains a securities account and the date the account was established. The statement must be current as of a date no more than 30 days before the statement is submitted. Statements under this Section shall carry the date when submitted to the Designated Supervisory Person.

     (c) Annual Certification of Code. Each person subject to the Code and the Insider Trading Policy must certify annually that he or she has read and understands them, recognizes that he or she is subject thereto and has complied with their provisions and disclosed or reported all personal securities transactions required to be disclosed or reported thereunder. Such certificates and reports are to be given to the Designated Supervisory Person.

     (d) Confidentiality of Reports. All reports furnished pursuant to this Section will be kept confidential, subject to the rights of inspection by a Designated Supervisory Person, the Securities and Exchange Commission or other regulatory bodies and by other third parties pursuant to applicable law.

     (e) Acknowledgement of Receipt. The Designated Supervisory Person is responsible for providing each Covered Person with a copy of this Code and any amendments thereto. Each Covered Person is responsible for providing the Designated Supervisory Person with a written acknowledgement receipt of the Code and any amendments thereto. The Designated Supervisory Person is responsible for ensuring that all such written acknowledgements are received.

7. Prohibited Purchases and Sales and Reporting Requirements For Non-Employee Directors of Ruane Cunniff and the Fund and Managers of the Distributor

     (a) The requirements in Section 4(a)(i) - (iv) apply to an independent director of the Fund or an independent manager of the Distributor only if the director or manager had actual knowledge that during the 15-day period preceding or following a purchase or sale of a Covered Security in the director's or manager's Personal Account such Covered Security was Under Active Consideration for purchase or sale by a Client (for independent directors of Ruane Cunniff or independent managers of the Distributor) or the Fund (for independent directors of the Fund). Nevertheless, the requirements of Section 4(a)(ii)-(iv) above shall apply to transactions by or for any Personal Accounts of an independent director that are managed by Ruane Cunniff.

     (b) Independent directors of the Fund need not submit the confirmations and account statements described in Section 6(a) above unless the director knew or, in the ordinary course of fulfilling his or her official duties as a Fund director, should have known that during the 15-day period immediately before or after the director's transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund (or Ruane Cunniff on behalf of the Fund) considered purchasing or selling the Covered Security.

     (c) The statement described in Section 6(b) above shall not apply to independent directors of the Fund.

8.   Sanctions

     Upon learning of a violation of the Code, Ruane Cunniff, may impose such sanctions as it deems appropriate, including, among other things, disgorgement of profits, censure, suspension or termination of service. Further, such violation may also be a violation of the federal securities laws or other federal and state laws. Any such person who is suspected of violating the Code should be reported immediately to a Designated Supervisory Person.

9.   Recordkeeping

     (a)  The Designated Supervisory Person will keep the following records:

          (i) a copy of each Code that is in effect, or at any time within the past five years was in effect, maintained in an easily accessible place;

          (ii) a record of any violation of the Code and of any action taken as a result of the violation, maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

         (iii) a copy of each report made by Covered Persons maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place;

          (iv) a record of all persons currently or within the past five years, who are or were required to make reports or who are or were responsible for reviewing these reports, maintained in an easily accessible place; and

          (v)  a copy of all preclearance request approvals.

          A copy of every report required by this Section of the Code must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

10.  Administration of the Code

     (a) The Head of Trading or the Designated Supervisory Person will be responsible for approving Preclearance Requests.

     (b) The Designated Supervisory Person will be responsible for reviewing reports of securities holdings, brokerage confirmations and periodic statements to determine whether all Covered Persons are complying with the Code.

     (c) The Designated Supervisory Person will inform Covered Persons of their reporting and other obligations under the Code.

     (d) The Designated Supervisory Person will maintain a current list of all Covered Persons subject to the Code.

     (e) The Designated Supervisory Person will periodically report to the President of Ruane Cunniff regarding the administration of the Code.

     (f) The Designated Supervisory Person will submit a written report annually to the Board of Directors of the Fund (i) describing any issues arising under the Code since the last such report, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and (ii) certifying that Ruane Cunniff and the Distributor have each adopted procedures reasonably necessary to prevent relevant Covered Persons from violating the Code.

Approved by action of Adviser's Board of Directors, Sequoia Fund, Inc's Board of Directors and the Board of Managers of the Distributor on December 13, 2004.


By:                                          /s/ Joseph Quinones, Jr.
                                             -------------------------
                                             Joseph Quinones, Jr.
                                             Ruane, Cunniff & Goldfarb, Inc.


By:                                          /s/ Joseph Quinones, Jr.
                                             --------------------
                                             Joseph Quinones, Jr.
                                             Ruane Cunniff & Goldfarb, LLC


By:                                          /s/ Joseph Quinones, Jr.
                                             -------------------------
                                             Joseph Quinones, Jr.
                                             Sequoia Fund, Inc.

                                                 EXHIBIT A
                                                 RUANE, CUNNIFF & GOLDFARB, INC.
                                                 RUANE CUNNIFF & GOLDFARB, LLC
                                                 SEQUOIA FUND, INC.


                                  Request Date:


Ruane, Cunniff & Goldfarb, Inc.
767 Fifth Avenue, Suite 4701
New York, New York 10153-4798

                              PRECLEARANCE REQUEST
                              --------------------

   I hereby request preclearance for the following trade(s) for the account of

                                                                :
                -------------------------------------------------
                             (Please print name* )

(Note Purchase or Sale)     Security          Number of Shares      Broker











Please signify your approval by signing below.


Approved:



----------------------------                  ----------------------------------
Trading Desk                                       Covered Person Signature




----------
* Self, spouse or other family members (including minor children and adults living in the same household).

This trading intention applies to current strategy for near-term execution (within 5 business days), allowing for market conditions and in accordance with the guidelines in the Code of Ethics of Ruane, Cunniff & Goldfarb, Inc., Ruane Cunniff & Goldfarb, LLC and Sequoia Fund, Inc.

Note:     Waive (2) day waiting period due to daily trading volume
          (see attached):                (_)

          Waive (2) day waiting  period;  all customers'  holdings in securities
          sold.                          (_)

                                    EXHIBIT B


                         RUANE, CUNNIFF & GOLDFARB, INC.
                          RUANE CUNNIFF & GOLDFARB, LLC
              POLICIES FOR PREVENTING AND DETECTING INSIDER TRADING

SECTION I. INSIDER TRADING POLICY

A.   Introduction

          Ruane, Cunniff & Goldfarb, Inc. (the "Adviser") and Ruane Cunniff & Goldfarb, LLC (the "Distributor") (each, a "Firm" and together, the "Firms") seek to foster a reputation for integrity and professionalism. To further that goal, this Insider Trading Policy implements procedures to deter the misuse of material, nonpublic information in securities transactions.

          Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may expose you to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

          The Firms view seriously any violation of this Insider Trading Policy.
Violations  may  constitute  grounds  for  disciplinary   sanctions,   including
dismissal.

B.   Scope of the Insider Trading Policy

          This Insider Trading Policy will be applied and interpreted broadly. This Insider Trading Statement applies to securities trading and information handling by directors, managers, officers and employees of the Firms including family members, and extends to activities within and outside their duties at the Firms.

          The law of insider trading is unsettled; an individual legitimately may be uncertain about the application of the Insider Trading Policy in a particular circumstance. Often, asking a single question can forestall disciplinary action or complex legal problems. You should direct any questions relating to the Insider Trading Policy to the Designated Supervisory Person. You also must notify the Designated Supervisory Person immediately if you have any reason to believe that a violation of the Insider Trading Policy has occurred or is about to occur.

C.   Insider Trading Policy

          The Firms forbid any officer, director, manager or employee from trading, either personally or on behalf of others, including accounts managed by the Adviser, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." Every officer, director, manager and employee must read and retain this Insider Trading Policy. Any questions regarding the Firms' policy and procedures should be referred to the Designated Supervisory Person.

          The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.


          While the law concerning insider trading is not static, it is generally understood that the law prohibits:

                    a. trading by an insider, while in possession of material nonpublic information, or

                    b. trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

                    c.   communicating material nonpublic information to others.

          The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this Policy Statement, you have any questions you should consult the Designated Supervisory Person.

D.   Who is an Insider?

          The concept of "insider" is broad. It includes officers, directors, managers and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Adviser or the Distributor may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

E.   What is Material Information?

          Trading on insider information is not a basis for liability unless the information is material. Information is "material" when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors, managers and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

          Material information does not have to relate to a company's business, but may also relate to the market for a company's securities. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

          No simple "bright line" test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Designated Supervisory Person.

F.   Contacts with Public Companies.

          For the Firms, contacts with public companies represent an important part of our research efforts and other services. For example, the Adviser may make investment decisions on the basis of the Adviser's conclusions formed through such contacts and analysis of publicly-available information. Difficult legal issues arise, however, when, in the course of these contacts, a Firm's employee or other person subject to this Insider Trading Policy becomes aware of material, nonpublic information. This could happen, for example, if a Firm employee serves as a director on the board of a publicly traded company, if a company's Chief Financial Officer prematurely discloses quarterly results to an analyst or if an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, that Firm must make a judgment as to its further conduct. To protect yourself, our clients and the Firms, you should contact the Designated Supervisory Person immediately and before trading in the securities of a company on whose board you serve, if you believe that you may have received material, nonpublic information.

G.   Tender Offers.

          Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. The employees of the Firms and others subject to this Insider Trading Policy should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

H.   What is Nonpublic Information?

          Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

I.   Bases for Liability

     i.   Fiduciary Duty Theory

          In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).

          In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company's shareholders as "tippees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders.

          However, in the "tippee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

     ii.  Misappropriation Theory

          Another basis for insider trading liability is the "misappropriation" theory, where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from any other person. In U.S. v. Carpenter, supra, the Court found, in 1987, a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

J.   Penalties for Insider Trading

         Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

                    -    civil injunctions

                    -    treble damages

                    -    disorgement of profits

                    -    jail sentences

                    - fines for the person who committed the violation o up to three time the profit gains or loss avoided, whether or not the person actually benefited, and

                    - fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gains or loss avoided.

          In addition, any violation of this Insider Trading Policy can be expected to result in serious sanctions by the Firms, including dismissal of the persons involved.

SECTION II. PROCEDURES TO IMPLEMENT THE POLICY OF THE FIRMS

          The following procedures have been established to aid the officers, directors, managers and employees of the Firms in avoiding insider trading, and to aid the Firms in preventing, detecting and imposing sanctions against insider trading. Every officer, director, manager and employee of the Firms must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult the Designated Supervisory Person.

A.   Identifying Insider Information

          Before trading for yourself or others, including accounts managed by the Adviser or for whom either of the Firms performs services, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

          i. Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

          ii. Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

          If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

          i.   Report  the  matter  immediately  to the  Designated  Supervisory
               Person.

          ii. Do not purchase or sell the securities on behalf of yourself or others, including accounts managed by the Adviser or for whom either of the Firms perform services.

          iii. Do not communicate the information inside or outside your Firm, other than to the Designated Supervisory Person.

          iv. After the Designated Supervisory Person has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

B.   Personal Securities Trading.

          The Firms have adopted a Code of Ethics (the "Code"), which, among other things, restricts personal securities trading and requires preclearance of personal securities transactions. Transactions permitted under the Code may nevertheless be prohibited under this Insider Trading Policy.

          All officers, directors, managers and employees of the Firms shall submit to the Designated Supervisory Person a report of every securities transaction in which they, their families (including the spouse, minor children and adults living in the same household as the officer, director, manager or employee), have a beneficial interest.

C.   High-Risk Trading Activities.

          Certain high-risk trading activities, if used in the management of the Firms' officers', directors', managers' or employees' personal trading portfolios are risky not only because of the nature of the securities transactions themselves, but also because of the potential that action necessary to close out the transaction may become prohibited during the pendency of the transactions. Examples of such activities include short sales of common stock and trading in derivative instruments such as option contracts to purchase ("call") or sell ("put") securities at certain predetermined prices. Officers, directors, managers and employees of either of the Firms should understand that short sales and trading in derivative instruments involve special risks--derivative instruments, for example, ordinarily have greater price volatility than the underlying security. The fulfillment of the obligations owned by each officer, director, manager and employee to the Firms may heighten those risks. For example, if a Firm becomes aware of material, nonpublic information about the issuer of the underlying securities, that Firm's personnel may find themselves "frozen" in a position in a derivative security. A Firm will not bear any losses resulting in personal accounts through the implementation of this Insider Trading Policy.

D.   Restricting Access to Material Nonpublic Information

          Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within either of the Firms, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private (for example not by cellular telephone), to avoid potential interception.

E.   Resolving Issues Concerning Insider Trading

          If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Designated Supervisory Person before trading or communicating the information to anyone.

F.   Acknowledgment

          I have read and understand the foregoing procedures and will comply in all respects with such procedures. I understand that any violation of the Insider Trading Policy may lead to sanctions, including dismissal.


-------------------------------              -----------------------------------
NAME                                                     DATE

SECTION III. SUPERVISORY PROCEDURES

          The roles of the Head of Trading and the Designated Supervisory Person are critical to the implementation and maintenance of the Firms' policy and procedures against insider trading. Supervisory Procedures can be divided into two classifications--prevention of insider trading and detection of insider trading.

A.   Prevention of Insider Trading

          To   prevent insider trading, the Firms should:

          i. distribute and review the Firms' policy and procedures with new employees and periodically review them with existing directors, managers, officers and employees

          ii.  answer questions regarding the Firms' policy and procedures

          iii. resolve issues of whether information received by an officer, director, manager or employee of a Firm is material and nonpublic

          iv. review on a regular basis and update as necessary the Firms' policy and procedures

          v. when it has been determined that an officer, director, manager or employee of a Firm has material nonpublic information

               a.   implement   measures  to  prevent   dissemination   of  such
                    information, and

               b. if necessary, restrict officer, directors, managers and employees from trading the securities.

          vi. promptly review and either approve or disapprove, in writing, each request of an officer, director, manager or employee for clearance to trade in specified securities.

B.   Detection of Insider Trading

          To detect insider trading, the Designated Supervisory Person should:

          i. Monitor trading activities of the relevant Firm's own account, if any, on a daily basis in addition to review of trade confirmations and monthly customer statements provided by any NASD Member broker-dealer with whom that Firm may establish an account (transactions in that Firm's account.

          ii. Monitor trading activities of a Firm's employees through review of duplicates of confirmations and customer statements provided by any NASD Member broker-dealer with whom the employee has an account (the Firms recommend that all employees maintain their Personal Accounts, as defined in Section 2 of the Firms' Code, at Neuberger Berman but if, with the written permission of the Designated Supervisory Person, a Personal Account is maintained at a brokerage firm other than Neuberger Berman, a duplicate of all brokerage confirmations should be sent to the Designated Supervisory Person.

          iii. Coordinate the review of such reports with other appropriate officers, directors, managers or employees of the appropriate Firm.

          iv. Promptly investigate all reports of any possible violations of the Firms' Policy and Statement.

C.   Special Reports

          Promptly, upon learning of a potential violation of the Firms' Insider Trading Policy, the Designated Supervisory Person should prepare a written report providing full details and recommendations for further action which may include any or all of the following:

          i.   the name of particular securities involved, if any,

          ii. the date(s) the Designated Supervisory Person learned of the potential violation and began investigating,

          iii. the accounts and individuals involved,

          iv.  actions taken as a result of the investigation, if any, and

          v.   recommendations for further action.

D.   General Reports to Management and/or the Board of Directors or Managers

          On an as-needed or periodic basis, it may be useful for the Designated Supervisory Person to prepare a written report to the management and/or the Board of Directors of the Adviser or the Board of Managers of the Distributor setting forth some or all of the following:

          i. a summary of existing procedures to detect and prevent insider trading,

          ii.  a summary of changes in procedures made in the last year,

          iii. full details of any investigation since the last report (either internal or by a regulatory agency) of any suspected insider trading, the results of the investigation and a description of any changes in procedures prompted by any such investigation,

          iv. an evaluation of the current procedures and a description of anticipated changes in procedures, and

          v. a description of each Firm's continuing educational program regarding insider trading, including the dates of such programs since the last report to management.

E.   Annual Reports

          On an annual basis, the Adviser's Board of Directors and the Board of Managers of the Distributor will re-evaluate the current policies and procedures in place.



          Approved by action of Adviser's Board of Directors and the Board of Managers of the Distributor on December 13, 2004.


By:                                          /s/ Joseph Quinones, Jr.
                                             -------------------------
                                             Joseph Quinones, Jr.
                                             Ruane, Cunniff & Goldfarb, Inc.



By:                                          /s/ Joseph Quinones, Jr.
                                             ------------------------
                                             Joseph Quinones, Jr.
                                             Ruane Cunniff & Goldfarb, LLC





69900.0020 #530303